UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   September 20, 2010

MFA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York 10022
(Address of Principal Executive Office) (Zip Code)

Registrant's Telephone Number, Including Area Code:  (212) 207-6400

                                Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2010, Stephen D. Yarad agreed to serve as the Chief Financial Officer of MFA Financial, Inc. (the “Company”).  Mr. Yarad, age 40, will begin his employment with the Company on September 20, 2010, at which time he will replace William S. Gorin as Chief Financial Officer.  Mr. Gorin, who has served as the Company’s Chief Financial Officer since 2001 and as President since June 2008, will continue to serve as President and will remain a director of the Company.  Prior to joining the Company, Mr. Yarad was a partner with KPMG LLP based in New York in the firm’s financial services audit practice.  Mr. Yarad will be entitled to receive a base salary of $350,000 and a guaranteed performance bonus of not less than $175,000 for each of the years ending December 31, 2010 and December 31, 2011, provided that he remains a full-time employee of the Company during such periods.  Mr. Yarad's base salary and guaranteed performance bonus will be prorated for the year ending December 31, 2010 based on the length of Mr. Yarad's actual employment with the Company during 2010.  In addition, Mr. Yarad will be eligible to receive stock options, restricted stock, phantom share dividend equivalent rights or other equity awards as approved by the Compensation Committee of the Board or the Board, as the case may be.  Mr. Yarad will also be subject to certain confidentiality and non-solicitation provisions.

There are no arrangements or understandings between Mr. Yarad and any other person pursuant to which he was appointed.  There are no transactions involving the Company and Mr. Yarad that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release regarding Mr. Yarad's appointment on September 20, 2010, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release, dated September 20, 2010, announcing the appointment of Stephen D. Yarad as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA FINANCIAL, INC.

By:	/s/ Timothy W. Korth
Timothy W. Korth
General Counsel, Senior Vice President and Secretary

Date: September 20, 2010